EXHIBIT 99.1


             SHAREHOLDER/BROKER RELATIONS AGREEMENT


          THIS AGREEMENT is made this 28th day of May, 1997 between Brokers Resource Group, hereinafter referred to as "BRG" and FOOD COURT ENTERTAINMENT NETWORK, INC., hereinafter referred to as "CLIENT."

RECITALS:

          1.   The CLIENT wishes to retain BRG to provide
Shareholder/Broker Relations Services to the CLIENT.

          2.   BRG is willing to provide such Shareholder/Broker
Relations Service as are more fully described herein.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

          1. Furnishing of information by CLIENT: The CLIENT shall furnish to BRG information about the CLIENT such as copies of disclosure and filing materials, financial statements, business plans, promotional information and background of the CLIENT'S officers and directors ("Information Package"). The CLIENT shall update the Information Package on a continuous basis. The CLIENT understands the sole purpose for providing BRG with the Information Package is for utilization in a Shareholder/Broker Relations Program. BRG is not obligated to assess the financial viability of the CLIENT. BRG may rely on, and assume the accuracy of the Information Package. Services provided by BRG via this contract do not include financing activities.

          2.   Representations and Warranties of CLIENT:  The
CLIENT represents that all information included in the Information Package furnished to BRG shall disclose all material facts and shall not omit facts necessary to make statements made on behalf of the CLIENT not misleading.

          3. Covenants of the CLIENT: The CLIENT covenants and warrants that any information submitted for dissemination will be truthful, accurate, in compliance with all copyright laws and all other applicable laws and regulations and will not be submitted in connection with any improper or illegal act or deed.

          4. Commencement: For the purposes of this contract Phase I services will commence immediately AFTER signing of contract and transfer of shares described in (5) Compensation. Phase I services consist of appropriate company, industry and market due diligence, gathering and production of all pertinent material necessary to meet full disclosure requirements and preparation of strategic promotions plan. Phase II services, described fully in Exhibit "A," shall commence sixty (60) days from contract signature.

          5. Compensation: In consideration of the services described herein and on the attached Exhibit "A" and paid for by BRG, the CLIENT agrees to reimburse all pre-approved travel related expenses and to pay:

               (a) 100,000 Food Court Entertainment Network, Inc. Class A Common Shares (FCENA) made payable to Frank A. Marra. A maximum of 20,000 shares per month may be liquidated to the public market during a period to commence no earlier than September 1, 1997. (NOTE: Shares registered under S-8 may only be issued to individuals, not corporations).

               (b) Options to be determined on or before forty-five (45) days from date of contract signature.

          6. Term: The term of this agreement shall be for a period of eight (8) months from date of contract signature.

          7. Miscellaneous: CLIENT agrees to provide the following other items:

               (a) All DTC and Transfer sheet information on a timely basis - DTC weekly and Transfer Sheets monthly.

               (b)  Blue Sky information

               (c) Ongoing supply of media kits complete with all 10-Q's and 10-K's, Press Releases, Research Reports, as well as any applicable printed material required by BRG to help implement said Shareholder/Broker Relations Services.

               (d)  Current shareholders list.

          8. Assumption of Liability: The CLIENT assumes and claims all responsibility and liability for the content of any and all WRITTEN information prepared by BRG and disseminated on behalf of the CLIENT that the CLIENT approves prior to dissemination.

          9. Assignment and Delegation: Neither party may assign any rights or delegate any duties hereunder without the other party's express prior written consent.

          10. Entire Agreement: This writing contains the entire agreement of the parties. No representations were made or relied upon by either party, other than those expressly set forth. Furthermore, the CLIENT understands that BRG makes no guarantees, assurances or representations in regard to the results of its Shareholder/Broker Relations Program. No agent, employee or other representative of either party is empowered to alter any of the above terms, unless done in writing and signed by an executive officer of the respective parties.

          11. Controlling Law and Venue: This Agreement's validity, interpretation and performance shall be controlled by and construed under the laws of the State of Florida. The proper venue and jurisdiction shall be the Circuit Court in Hillsborough County, Florida.

          12. Prevailing Party: In the event of the institution of any legal proceedings or litigation, at the trial level or appellate level, with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all costs, reasonable attorney's fees and expenses.

          13. Failure to Object Not a Waiver: The failure of either party to this Agreement to object to, or to take action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation as breach, or of any future violation, breach or wrongful conduct.

          14. Notices: All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the representative or Company as follows:

          COMPANY:       BROKERS RESOURCE GROUP
                         10014 N. Dale Mabry Highway
                         Suite 101
                         Tampa, FL 33618
                         Attention:  Frank Marra

          CLIENT:        FOOD COURT ENTERTAINMENT NETWORK, INC.
                         220 East 42nd Street
                         New York, NY 10017
                         Attention:  James Perkins

          15. Headings: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          16. Time: For all intents and purposes, time is of the essence with this Agreement.

          IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BROKERS RESOURCE GROUP

By/s/ Frank Marra                  May 28, 1997
   Frank Marra/President                Date

FOOD COURT ENTERTAINMENT NETWORK, INC.

By/s/ James Perkins                May 28, 1997
   Jan Perkins/President                Date

                           EXHIBIT "A"


This Phase II Shareholder/Broker Relations Services to be provided by BRG for a Six-Month period are as follows:

     I.   RETAIL MARKET MAKING RECRUITMENT:

          BRG will commence immediately contacting and recruiting new Retail Market Makers to trade in the market of CLIENT.

     II.  RETAIL BROKER RECRUITMENT:

          BRG will commence immediately contacting and recruiting new Retail Brokers to trade in the market of CLIENT.

     III. SMALL CAP MUTUAL FUND RECRUITMENT:

          BRG will commence immediately contacting its network of Small Cap Fund Managers to introduce them to CLIENT.

     IV.  NEWSLETTER WRITER CONTACT:

          BRG will launch an "awareness campaign" with their network of newsletter writers. This will involve tele-conferences, mailings and constant updates as to the activity of the CLIENT.

     V.   CURRENT SHAREHOLDER MAILING AND UPDATE:

          BRG will mail a letter to all current shareholders providing updated information and requesting referrals. BRG will also work closely with current broker base to educate and increase active referral recruitment.

     VI.  COLLATERAL INFORMATION PREPARATION:

          BRG will immediately design and create the following for use in the Shareholder/Broker Relations awareness campaign.

          A. BULLET SHEET - This one page document highlights the strengths of CLIENT. It includes a summarization of CLIENT'S past, present and current business strategies, as well as all current financial information.

          B.   BROKER BROADCAST FAX - BRG will design a "FAX
Mail" piece for CLIENT. Said piece will be broadcast to BRG's proprietary broker list.

          C. MEDIA KIT - BRG will update and revise any materials which need to be added to CLIENT'S current Investor
Package for use in media, investor and/or broker promotion.

     VII. SHAREHOLDER/BROKER DATABASE CREATION AND MANAGEMENT:

          All potential investors created from Investor Relations efforts will be followed up with Brokers to determine results. All leads will continue to be worked for future promotions for CLIENT. An ongoing Public Relations and Investor Education program will be developed to generate future Investor participation.

     VIII.     OTHER SERVICES PROVIDED (To be paid for
separately):

               (a)  Broker/Fund Manager road-show presentations.

                    BRG will produce and implement "hands-on" presentations to selected brokerage houses and fund managers.

               (b)  New shareholder lead generation.

                    BRG will implement a new shareholder lead generation program designed to increase retail investor participation.